Exhibit 5.1

March 24, 2021

Transcode Therapeutics, Inc.

6 Liberty Square, #2382

Boston, MA 02109

Re:       Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-253599) (as amended or supplemented, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Transcode Therapeutics, Inc., a Delaware corporation (the “Company”) of up to 3,194,444 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share, including Shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company, and warrants (the “Representative Warrants”) to purchase up to 138,888 shares of Common Stock as contemplated pursuant to the registration statement (the “Representative Warrant Shares”). The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the "Underwriting Agreement").

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that (i) the Company Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Company Shares will be validly issued, fully paid and non-assessable and (ii) the Representative Warrants have been duly and validly authorized and when and sold in accordance with the terms and conditions of the Underwriting Agreement, will be valid and binding obligations of the Company and (iii) the Representative Warrant Shares, when issued, sold and paid for in accordance with the terms of the Representative Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP